Exhibit 10.8

ORANGE COUNTY TRUST COMPANY

Supplemental Executive Retirement Plan
For

MICHAEL J. GILFEATHER

TABLE OF CONTENTS

Article I.	DEFINITIONS	I

Article II.	ELIGIBILITY AND VESTING	3

Article III.	RETIREMENT BENEFIT	3

Article IV.	TIME AND FORM OF PAYMENT OF THE RETIREMENT BENEFIT	4

Article V.	CHANGE IN CONTROL	4

Article VI.	REGULATORY PROVISIONS THAT MAY AFFECT EXECUTIVE'S RETIREMENT BENEFIT	5

Article VII.	UNFUNDED PLAN	5

Article VIII.	ADMINISTRATION OF THE PLAN	6

Article IX.	AMENDMENT OR TERMINATION	7

Article X.	GENERAL PROVISIONS	7

Article XI.	COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 409A	8

Article XII.	MISCELLANEOUS	9

PREAMBLE

This Supplemental Executive Retirement Plan, established as of April  7, 2014 (the "Plan") by Orange County Bancorp, Inc., a Delaware corporation (the "Company ") and Orange County Trust Company (the "Bank") is for the benefit of Michael J. Gilfeather, the President and Chief Executive Officer of each the Company and the Bank (hereinafter , the "Executive").

The purpose of the Plan is to provide the Executive with a nonqualified retirement benefit in the amount of fifteen thousand ($15,000) dollars that shall vest and become payable in accordance with the terms of this Plan .

The Plan is intended to be an unfunded , non-qualified deferred compensation plan. Neither the Company nor the Bank shall segregate or otherwise identify specific assets to be applied to the purposes of the Plan, nor shall any of them or the Committee (defined below) established under this Plan be deemed to be a trustee of any amounts to be paid under the Plan. Any liability of the Employer to Executive with respect to benefits payable under the Plan shall be based solely upon such contractual obligations, if any, as shall be created by the Plan, and shall give rise only to a claim against the general assets of the Employer. No such liability shall be deemed to be secured by any pledge or any other encumbrance on any specific property of the Company or the Bank.

Article I.

DEFINITIONS

The following words and phrases shall have the meanings hereafter ascribed to them. Those words and phrases which have limited appl ication are defined in the respective Articles in which such terms appear.

1.1	"Beneficiary " means such living person or living persons designated by the Executive to receive all or a part of the Retirement Benefit (described in Article 3 of this Plan) after his death, or his personal or legal representative. If the Executive designates no Beneficiary or if no Beneficiary survives the Executive , the Beneficiary shall be the Executive 's estate.

1.2	"Board" means the Board of Directors of the Company and the Board of Directors of the Bank, each as duly constituted from time to time.

1.3	"Change in Control" means a change in control as defined in Internal Revenue Code Section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including:

(a)	Change in ownership: a change in ownership of the Company occurs on the date any one person or persons acting as a group (but excluding an intra family acquisition or transfer of stock between members of the Morrison family) accumu lates ownership of Company stock constituting more than fifty (50%) percent of the total voting power of Company stock, or

(b)	Change in effective control: (x) any one person or persons acting as a group (but excluding an intra family acquisition or transfer of stock between members of the Morrison family) acquires within a 12-month period ownership of Company stock possessing forty (40%) percent or more of the total voting power of Company stock, or (y) a majority of the Company 's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Company 's board of directors, or

(c)	Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Company 's assets occurs if in a 12-month period any one person or persons acting as a group (but excluding an intra family acquisition or transfer of stock between members of the Morrison fami ly) acquires from the Company assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Company 's assets immediately before the acquisition or acquisitions. For this purpose , gross fair market value means the value of the Company 's assets, or the value of the assets being disposed of, determined without regard to any liabi lities associated with the assets.

1.4	"Code" means the Internal Revenue Code of 1986, as amended from time to time.

1.5	"Committee" means the applicable Compensation Committee of the Boards of Directors of the Bank and/or the Company.

1.6	"Disability" means (i) the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months ; or (ii) the Executive is receiving income replacement benefits for a period of not less than three months from the Employer 's accident and health plan by reason of the Executive 's medically-determined physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (iii) the Executive has been determined to be totally disabled by the Social Security Administration ; or (iv) the Executive has been determined to be disabled in accordance with a disability insurance program , provided that the definition of disability applied under such disability insurance program complies with the requirements of Treasury Regulation §1.409A-3(i)(4).

1.7	"Employer" means the Bank and/or the Company, and any successor or assignee, whether direct or indirect, by purchase, merger , consolidation or otherwise.

1.8	"Plan Account" means the bookkeeping account established and maintained by the Employer under this Plan using the regulatory accounting principles of the Bank's primary federal regulator, into which appropriate reserves shall be accrued .

1.9	"Separation from Service" means a "separation from service" within the meaning of Treas. Reg. §1.409A- l (h) and in accordance with the default rules thereunder , which includes termination of the Executive 's employment with the Company or the Bank, whether voluntarily or involuntarily , by reason of death, retirement , becoming disabled , resignation or discharge.

Article II.

ELIGIBILITY AND VESTING

2.1	The Plan is available to the Executive only.

2.2	The Executive shall vest in his Retirement Benefit upon completion of five (5) years of service with the Employer with credit for vesting to commence on April 7, 2014. Upon the Executive 's death, Disability or a Change in Control, the Executive shall become fully vested in the amounts credited to his Plan Account as of the date of his death, Disability or a Change in Control, if not otherwise already fully vested .

Article III.

RETIREMENT BENEFIT

3. I	The Executive shall be entitled to a Retirement Benefit in an amount equal to fifteen thousand ($15,000) dollars plus accrued interest. Interest shall be based on the prime rate as published in The Wall Street Journal on the last business day of the preceding calendar year plus one (1%) percent. The interest shall be credited to Executive's Plan Account beginning on the first business day of the calendar year, compounded monthly. The interest rate determined as of the first business day of the calendar year shall be the same rate used for the entirety of the calendar year. For calendar year 2014, the interest credited to Executive 's Plan Account shall be pro-rated to reflect Executive 's actual service during 2014. The Board may alter the interest crediting rate formula prospectively with respect to any future Plan Year.

3.2	The Bank shall provide to the Partici pant, as soon as practicable after the end of each calendar year, a statement setting forth the Plan Account balance as of the end of such calendar year.

3.3	The Board , in its sole and complete discretion , may authorize additional contributions to the Plan for the benefit of the Executive and may attach vesting and other requirements to such additional contributions , as it determines to be appropriate. Nothing in the preceding sentence shall be construed to require the Board to make any additional contributions or to consider making such additional contributions at any time in the future.

3.4	The Executive shall have no right to make contributions to this Plan.

3.5	The Executive is a general unsecured creditor of the Company and the Bank for the payment of the Retirement Benefit. The Executive 's rights are not subject in any manner to anticipation , alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive's creditors.

Article IV.

TIME AND FORM OF PAYMENT OF THE RETIREMENT BENEFIT

4.1	Upon the Executive 's Separation from Service for reasons other than a Change in Control, and subject to the vesting requ irements and other terms and conditions of this Plan (including the "six-month delay" rule of Section 409A of the Code), the Employer shall pay to the Executive (or his Beneficiary , as applicable) the entire balance of his Plan Account (the Retirement Benefit plus accrued interest through the date of Executive 's Separation from Service) in a lump sum within the forty-five (45) day period following the Executive's Separation from Service. The payment shall be made no later than ten (10) days following the date the release (described in Section 4.3) becomes effective, except that if the forty-five (45) day period spans two taxable years, the payment will be made in the later of the two years following such Separation from Service.

4.2	Subject to the other terms and conditions of this Plan (includ ing the "six-month delay" rule of Section 409A of the Code), if the Executive 's Separation from Service is on account of death or Disability , the entire balance of his Plan Account (the Retirement Benefit plus accrued interest through the date of death or Disability) shall immediately vest (if not otherwise already vested) and be paid to the Executive or his Beneficiary , as applicable, in a lump sum as soon as administratively practical following the Executive 's death or Disability.

4.3	Notwithstanding anything in this Plan to the contrary, amounts payable under this Article 4 to the Executive or his Beneficiary are contingent upon the Executive and/or the Beneficiary , as applicable, timely signing and not revoking a release of all claims.

Article V.

CHANGE IN CONTROL

5.1	Upon the occurrence of a Change in Control, and subject to the other terms and conditions of this Plan, the Executive shall automatically vest, if not otherwise already fully vested, in his Retirement Benefit plus accrued interest calculated through the date of the Change in Control. Subject to the "six-month delay" rule of Section 409A of the Code, the Executive shall be entitled to his Plan Account balance payable as a lump sum no later than thirty (30) days following the Change in Control, such amount to be subject to applicable payroll taxes and withholdings.

5.2	Ifthe payment pursuant to this Article 5, either alone or together with any other payments and benefits the Executive has the right to receive from the Employer, would constitute a "parachute payment" under Section 2800 of the Code, such payments and benefits shall be reduced or revised , in the manner determined by the Employer, by the amount, if any, which is the minimum necessary to result in no portion of such payments and benefits being non-deducti ble to the Employer pursuant to Section 280G of the Code and subject to excise tax imposed under Section 4999 of the Code.

Article VI.

REGULATORY PROVISIONS THAT MAY AFFECT

EXECUTIVE'S RETIREMENT BENEFIT

6.1	If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) (12 U.S.C. §1818(e)(3) or Section 8(g)(l ) (12 U.S.C.§1818(g)(l ) of the Federal Deposit Insurance Act ("FDIA "), as amended by the Financial Institutions Reform , Recovery and Enforcement Act of 1989, the Employer shall freeze the Executive 's Plan Account and its obligations under this Plan shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed , the Employer shall restore the amounts credited to the Executive 's Plan Account as of the date of his suspension .

6.2	If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) (12 U.S.C. §1818(e)(4)) or Section 8(g)(l ) (12 U.S.C.§1818(g)(l)) of the FDIA , all obligations of the Employer under this Plan shall terminate as of the effective date of the order, and Executive shall forfeit his entire Retirement Benefit.

6.3	If the Bank is in default as defined in Section 3(x)(l ) (12 U.S.C. §18139(x)(l )) of the FDIA, all obligations under this Plan shall terminate as of the date of default, but this paragraph shall not affect any vested rights.

6.4	All obligations under this Plan may be terminated (i) at the time the Federal Deposit Insurance Corporation (the "FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U .S.C. §1823) of the FDIA; or (ii) at the time the Bank's primary regulator approves a supervisory merger to resolve problems related to operation of the Bank when the Bank is determined by the applicable regulator to be in an unsafe or unsound condition. Any vested rights shall not be affected by such action.

6.5	Notwithstanding anything herein contained to the contrary, any Retirement Benefit under this Plan is subject to and conditioned upon its compliance with Section 18(k) of the FDIA, 12 U.S.C. §1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

Article VII.

UNFUNDED PLAN

7.1	The Plan shall be administered as an unfunded plan and is not intended to meet the qualification requ irements of the Code. Neither the Executive nor his Beneficiary shall be entitled to receive any payment or benefits under this Plan from a qualified trust maintained in connection with the Employer 's qualified plans, if any.

7.2	To the extent that the Executive or Beneficiary acquires a right to receive benefits under the Plan, such rights shall be no greater than those rights which guarantee to the Executive or Beneficiary the strongest claim to such benefits, without resulting in the Executive 's or Beneficiary 's constructive recei pt of such benefits .

Article VIII.

ADMINISTRATION OF THE PLAN

8.1	Except for the functions reserved to the Board in Section 8.2, the administration of the Plan shall be the responsibility of the Committee. The Committee shall have the power to designate persons other than Committee members to carry out any duty or power which would otherwise be a responsibility of the Committee under the terms of the Plan. The Committee may designate a person who may or may not be a member of the Committee to be the "Administrator " of the Plan.

8.2	The Board shall have the power and the duty to take all actions and to make all decisions necessary or proper to carry out the Plan. The determination of the Board as to any question involving the Plan shall be final, conclusive and binding . The Board shall have the power to determine the amount of benefits which shall be payable to the Executive in accordance with the provisions of the Plan and to provide a full and fair review to the Executive if a claim for benefits has been denied in whole or in part.

8.3	To the extent permitted by law, the Committee and any person to whom it may delegate any duty or power in connection with administering the Plan, the Company, the Bank, and the officers and directors thereof, shall be entitled to rely conclusively upon, and shall be fully protected in any action taken or suffered by them in good faith in the reliance upon , any actuary, counsel, accountant , other specialist, or other person selected by the Board , or in reliance upon any tables, valuations , certificates, opinions or reports which shall be furnished by any of them. Further, to the extent permitted by law, no member of the Committee, nor the Company, the Bank, nor the officers or directors thereof, shall be liable for any neglect, omission or wrongdoing of any other members of the Committee, agent, officer or employee of the Bank and the Company . Any person claiming benefits under the Plan shall look solely to the Employer for redress.

8.4	All expenses incurred before the termination of the Plan that shall arise in connection with the administration of the Plan (including, but not limited to administrative expenses, proper charges and disbursements, compensation and other expenses and charges of any actuary, counsel, accountant, special ist, or other person who shall be employed by the Board in connection with the administration of the Plan), shall be paid by the Employer.

8.5	Any person asserting any rights under this Plan must submit a written claim to the Committee within thirty (30) days of denial of a claim. The Committee shall review and evaluate the claim and submit its findings and recommendations to the Board. The Board shall render a decision within a reasonable period of time from the date on which it received the written claim, not to exceed ninety (90) days, unless an extension of time is necessary due to reasonable cause.

8.6	The claimant must follow the claims procedures of Section 8.5 and exhaust his administrative remedies before taking any further action with respect to a claim for benefits.

8.7	Any dispute, controversy or claim arising under or in connection with this Plan that is not resolved through the administrative procedures shall be settled exclusively by arbitration in Orange County, New York (unless another location is mutually agreed to by the claimant and the Board), in accordance with the rules of the American Arbitration Association then in effect. The arbitrator shall be selected by mutual agreement of the claimant and the Board. Judgment may be entered on the arbitrators ' award in any court having jurisdiction. Unless otherwise provided in the rules of the American Arbitration Association , the arbitrator shall, in the award, allocate between the parties the cost of arbitration, but excluding attorneys' fees and other expenses of the parties, in such proportion as the arbitrators deem just.

Article IX.

AMENDMENT OR TERMINATION

9.1	The Board shall not suspend or terminate the Plan in whole or in part at any time, or extend, modify , amend or revise the Plan, in any way that wou ld result in the forfeiture by Executive of his Retirement Benefit. Notwithstanding the preceding sentence, the Board may unilaterally terminate or amend the Plan as may be necessary to implement any of the provisions of Article 6 of the Plan, or as may be required by law. Any amendment or termination of the Plan shall be in compliance with Section 409A of the Code and the regulations thereunder.

Article X.

GENERAL PROVISIONS

10.1	The Plan shall not be deemed to constitute an employment contract between the Employer and the Executive nor shall anything herein contained be deemed to give the Executive any right to be retained in the employ of the Employer , or to interfere with the right of the Employer to discharge the Executive at any time and to treat the Executive without any regard to the effect which such treatment might have upon Executive 's benefits under the Plan.

10.2	If the Employer is unable to make payment to the Executive , Beneficiary , or any other person to whom a payment is due under the Plan because it cannot ascertain the identity or whereabouts of the Executive, Beneficiary , or other person after reasonable efforts have been made to identify or locate such person (including a notice of the payment so due mailed to the last known address of the Executive , Beneficiary , or other person shown on the records of the Employer), such payment and all subsequent payments otherwise due to the Executive, Beneficiary or other person shall be forfeited 24 months after the date such payment first became due; provided , however, that such payment and any subsequent payments shall be reinstated , retroactively , no later than 60 days after the date on which the Executive, Beneficiary , or other person shall make application therefor. Neither the Company , the Bank, the Committee nor any other person shall have any duty or obligation under the Plan to make any effort to locate or identify any person entitled to benefits under the Plan, other than to mail a notice to such person 's last known mailing address. If upon the payment of any benefits under the Plan, the Employer shall be required to withhold any amounts with respect to such payment by reason of any federal, state or local tax laws, rules or regulations , then the Employer shall be entitled to deduct and withhold such amounts from any such payments.

Article XI.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 409A

11.1	The Employer and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code. If when the Executive 's employment terminates the Executive is a specified employee, as defined in Section 409A of the Code, and if any payments under this Agreement, including Articles 4 or 5, will result in additional tax or interest to the Executive because of Section 409A, then despite any contrary provision of this Section 11.1, such payments shall be made on the first to occur of the (x) a date that is at least six months after termination of the Executive 's employment for reasons other than the Executive 's death, (y) the date of the Executive 's death, or (z) any earlier date that does not result in additional tax or interest to the Executive under Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. Interest shall continue to accrue on the balance of the Executive 's Plan Account through the period during which payments are delayed. If any provision of this Agreement does not satisfy the requirements of Section 409A , such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A , the Employer shall reform the provision. However, the Employer shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Employer shall not be required to incur any additional compensation expense as a result of the reformed provision.

11.2	Unless permitted under the provisions of Treasury Regulation § 1.409A-3(j)(4), as may from time to time be amended , payment of the Retirement Benefit may not be accelerated.

11.3	Subject to the requirements of Treasury Regulation § l .409A-2(b), the Board may permit a delay in the payment or a change in the form of payment of the Retirement Benefit. A request for any such change shall be made to the Committee and, if approved by the Board , shall become irrevocable not later than thirty (30) days following the Board's approval, subject to the following rules:

(a)	the change shall not become effective until at least twelve (12) months after the date on which the change is approved ;

(b)	the payment (except in the case of death, disability , or unforeseeable emergency) upon which the change is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid ; and

(c)	in the case of a payment made at a specified time, the change must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Article XII.

MISCELLANEOUS

12.l	If, for any reason , any provision of this Plan, or any part of any provision is held invalid , such invalidity shall not affect any other provision of this Plan or any part of such provision not held invalid , and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

12.2	The provisions of the Plan shall be construed , administered and governed under applicable federal laws and the laws of the State of New York. In applying the laws of the State of New York, no effect shall be given to conflict of laws principles that would cause the laws of another jurisdiction to apply.

12.3	This Plan shall be binding upon the Bank and the Company , their successors and assignees. The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase , merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, to expressly and unconditionally agree, in writing, to assume and discharge the Bank's and the Company 's obligations under this Plan, in the same manner and to the same extent that the Bank and/or the Company would be required to perform if no such succession or assignment had taken place.

12.4	Whenever words are used in the masculine or neutral gender in this Plan, they shall be read and construed as in the masculine , feminine or neutral gender, as appropriate.

12.5	Headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of the Plan.

IN WITNESS WHEREOF, the Bank and the Company have duly executed this Plan, effective as of the date first above written.

ORANGE COUNTY TRUST COMPANY

By	/s/ Louis Heimbach	Date:	7/10/15

ORANGE COUNTY BANCROP, INC.

By	/s/ Louis Heimbach	Date	7/10/15